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                                                                 EXHIBIT (A)(11)


                         FORM OF SUMMARY ADVERTISEMENT



This announcement is neither an offer to exchange nor a solicitation of an offer to exchange any securities. The Exchange Offer is made solely by the Offering Circular-Prospectus dated April 15, 1998 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) stockholders of The Limited, Inc. in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of The Limited, Inc. by Goldman, Sachs & Co. or one or more registered brokers or dealers licensed under the laws of the relevant jurisdiction.



                          NOTICE OF OFFER TO EXCHANGE


                       43,600,000 SHARES OF COMMON STOCK


                                       OF


                            ABERCROMBIE & FITCH CO.


                           FOR SHARES OF COMMON STOCK


                                       OF


                               THE LIMITED, INC.



                AT AN EXCHANGE RATIO NOT GREATER THAN .86
                NOR  LESS THAN .73 OF A SHARE FOR EACH SHARE
                OF COMMON STOCK OF THE LIMITED, INC.


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        THE EXCHANGE OFFER, PRORATION PERIOD AND WITHDRAWAL  RIGHTS
        WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MAY 13, 1998, UNLESS THE EXCHANGE OFFER IS EXTENDED.
       -----------------------------------------------------------------

  The Limited, Inc., a Delaware corporation ("The Limited"), is offering to exchange up to 43,600,000 shares of common stock, par value $.01 per share (the "A&F Common Stock"), of Abercrombie & Fitch Co., a Delaware corporation and a subsidiary of The Limited ("Abercrombie & Fitch"), which The Limited owns, for shares of the common stock, par value
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$.50 per share (the """Limited Common Stock"), of The Limited at an exchange ratio (the "Exchange Ratio") not greater than .86 (the """Maximum Exchange Ratio") nor less than .73 (the """Minimum Exchange Ratio") of a share of A&F Common Stock for each share of Limited Common Stock validly tendered and not properly withdrawn or deemed withdrawn by 12:00 Midnight, New York City time, on Wednesday, May 13, 1998, unless the Exchange Offer is extended (the "Expiration Date"), upon the terms and subject to the conditions set forth in the Offering Circular-Prospectus dated April 15, 1998 (the "Offering Circular-Prospectus") and the related Letter of Transmittal (which together constitute the "Exchange Offer"). The maximum number of shares of Limited Common Stock which will be accepted for exchange will be that number of shares which, when multiplied by the final exchange ratio (determined in the manner set forth below), equals 43,600,000 shares of A&F Common Stock.

  The Exchange Offer is intended, among other things, to result in a complete separation of Abercrombie & Fitch from The Limited and to allow holders of Limited Common Stock to adjust their investment between The Limited and Abercrombie & Fitch as they may choose on a tax-free basis.

  The Exchange Offer is being conducted as a modified """Dutch auction" in which each holder of Limited Common Stock will be able to specify the portion of a share of A&F Common Stock (in increments of .005) that such holder is willing to receive in exchange for a share of Limited Common Stock. The Exchange Ratio specified by each tendering stockholder must be no greater than the Maximum Exchange Ratio and no less than the Minimum Exchange Ratio (the "Exchange Ratio Range"). The Limited will select as the final exchange ratio the lowest Exchange Ratio that will permit the maximum number of the shares of A&F Common Stock ""owned by The Limited to be exchanged in the Exchange Offer (the """Final Exchange Ratio"). In addition, holders of Limited Common Stock wishing to ensure their participation in the Exchange Offer will be able to indicate that they are willing to accept the Final Exchange Ratio determined pursuant to the "Dutch auction" process.

  All shares of Limited Common Stock properly tendered and not withdrawn or deemed withdrawn at Exchange Ratios at or below the Final Exchange Ratio will be exchanged at the Final Exchange Ratio, on the terms and subject to the conditions of the Exchange Offer, including the proration provisions thereof.
If the result of the Exchange Offer is such that more than 43,600,000 shares of A&F Common Stock would need to be exchanged for shares of Limited Common Stock which have been validly tendered for exchange at or below the Final Exchange Ratio and are not properly withdrawn prior to the Expiration Date, The Limited will exchange shares of A&F Common Stock for such tendered shares of Limited Common Stock on a pro rata basis (with appropriate adjustments to avoid acceptance for exchange of fractional shares of Limited Common Stock). If the result of the Exchange Offer is such that fewer than 43,600,000 shares but more than 39,240,000 shares of A&F Common Stock are exchanged pursuant to the Exchange Offer, promptly after the consummation of the Exchange Offer, The Limited will distribute its remaining shares of A&F Common Stock to the remaining holders of Limited Common Stock pro rata based on their then respective holdings of Limited Common Stock.

  The Exchange Offer is subject to certain conditions, including that enough shares of Limited Common Stock are validly tendered and not properly withdrawn or deemed withdrawn on or prior to the Expiration Date so that at least 90% of the shares of A&F Common Stock owned by

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the Limited (39,240,000 out of a total of 43,600,000 shares) can be exchanged for shares of Limited Common Stock.

  NONE OF THE LIMITED, ABERCROMBIE & FITCH, THE DEALER MANAGERS, THE SOLICITING DEALERS, THE BOARD OF DIRECTORS OF THE LIMITED OR THE BOARD OF DIRECTORS OF ABERCROMBIE & FITCH MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER SHARES OF LIMITED COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES OF LIMITED COMMON STOCK PURSUANT TO THE EXCHANGE OFFER AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT EXCHANGE RATIO.

  For purposes of the Exchange Offer, The Limited shall be deemed, subject to the proration provisions of the Exchange Offer, to have accepted for exchange and exchanged shares of Limited Common Stock validly tendered for exchange when, as and if The Limited gives oral or written notice thereof to the First Chicago Trust Company of New York (the "Exchange Agent"). Exchange of shares of Limited Common Stock accepted for exchange pursuant to the Exchange Offer will be made by deposit of tendered shares of Limited Common Stock with the Exchange Agent, which will act as agent for the tendering stockholders for the purpose of receiving shares of A&F Common Stock from The Limited and transmitting such shares to tendering stockholders. In all cases, exchange of shares of Limited Common Stock will be made only after timely receipt by the Exchange Agent of (i) certificates for such shares of Limited Common Stock (or timely confirmation of a book-entry transfer of such shares of Limited Common Stock into the Exchange Agent's account at the Book-Entry Transfer Facility (as defined in the Offering Circular-Prospectus)) and (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message (as defined in the Offering Circular-Prospectus) in connection with a book-entry transfer of shares, together with any other documents required by the Letter of Transmittal. No fractional shares of A&F Common Stock will be issued pursuant to the Exchange Offer, nor will interest be paid by The Limited in any circumstances, regardless of any delay in making such exchange.

  The Limited expressly reserves the right, at any time or from time to time, in its sole discretion and regardless of whether any of the conditions specified in the Offering Circular-Prospectus under the caption "The Exchange Offer-- Conditions to Consummation of the Exchange Offer" has been satisfied, (i) to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and by making a public announcement of such extension or (ii) to amend the Exchange Offer in any respect by making a public announcement of such amendment.

  Tenders of shares of Limited Common Stock made pursuant to the Exchange Offer are irrevocable provided that tenders of shares may be withdrawn at any time on or prior to the Expiration Date and may also be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer, unless theretofore accepted for exchange. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover page of the Offering Circular-Prospectus and must specify the name of the person who tendered the shares of Limited Common Stock to be withdrawn and the number of shares of Limited Common Stock to be withdrawn precisely as they appear in the Letter of Transmittal. If the shares of Limited

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Common Stock to be withdrawn have been delivered to the Exchange Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offering Circular-Prospectus) must be submitted prior to the release of such shares of Limited Common Stock (except that such signature guarantee requirement is not applicable in the case of shares of Limited Common Stock tendered by an Eligible Institution). In addition, such notice must specify, in the case of shares of Limited Common Stock tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares of Limited Common Stock to be withdrawn or, in the case of shares of Limited Common Stock tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility from which the shares were transferred. All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Limited Common Stock will be determined by The Limited in its sole discretion, which determination shall be final and binding on all tendering stockholders. None of The Limited, Abercrombie & Fitch, the Dealer Managers, the Exchange Agent, the Soliciting Dealers, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or any notice of withdrawal or incur any liability for failure to give any such notification.

  The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is incorporated herein by reference to the Offering Circular-Prospectus.

  The Offering Circular-Prospectus, the Letter of Transmittal and other relevant materials are being mailed to record holders of Limited Common Stock and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list of The Limited or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Limited Common Stock. The Offering Circular-Prospectus, the Letter of Transmittal and the related materials contain important information which should be read before any decision is made with respect to the Exchange Offer.

  Requests for additional copies of the Offering Circular-Prospectus, the Letter of Transmittal and other Exchange Offer materials should be directed to the Information Agent, at its address and telephone number as set forth below, and copies will be furnished promptly at The Limited's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers.

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                The Information Agent for the Exchange Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                          Call Collect (212) 269-5550
                                       or
                         CALL TOLL-FREE (800) 549-6864

                The Dealer Managers for the Exchange Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004

                         CALL TOLL-FREE (800) 323-5678

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